Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports First Quarter 2019 Results

Dallas (August 14,2019) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the quarter ended June 30, 2019. For the three months ended June 30, 2019, we reported a net loss applicable to common shares of $2.8 million or ($0.17) per diluted loss per share compared to a net income applicable to common shares of $5.6 million or ($0.35) per diluted loss per share for the same period ended 2018.

We would like to take a brief moment to share with you our recent successes for TCI and affiliated Companies and thank you for your steadfast dedication to the company.

2018 and 2019 have been met with unprecedented expansion and repositioning for Pillar, TCI, SPC, and affiliated Companies. We ended 2018 with our largest and most strategic transactions, the newly created subsidiary Victory Abode Apartments, LLC ("VAA") Joint Venture and Bond Series B raised on the Tel Aviv Stock Exchange. In 2019, the company recently raised an additional $78 million bond series C on the Tel Aviv Stock Exchange. This expanded offering creates additional financial strength to our already thriving organization. With these existing and newly engaged projects and our continuously burgeoning multifamily asset base, we are committed to the continued growth and education of our staff.

The JV's primary focus is to create a business platform that will allow dramatic expansion in the multifamily arena. The intent is to increase the overall size of the portfolio over the next several years through strategic buildout of its robust development pipeline alongside opportunistic acquisitions.

All of these initiatives further demonstrate our ability to increase shareholder value, aligning with the strategic direction we announced three years ago. Our company has been dramatically transformed to a highly viable operating company with solid development capabilities in the multifamily arena. Our main goal has always been to act in the best interest of the company and protect asset value for its investors. We continue to invest in new development projects and grow the company's asset base.

Revenues

Rental and other property revenues were $11.8 million for the three months ended June 30, 2019, compared to $31.6 million for the sanie period in 2018. The $19.8 million decrease is primarily due to a decrease in the amount of multifamily residential apartment buildings currently in our portfolio of nine as compared to fifty-three multifamily residential apartment buildings for the same period a year ago as a result of the deconsolidation of forty-nine residential apartment properties that were sold into the VAA Joint Venture during the fourth quarter of 2018. As the assets are now treated as unconsolidated investments, our share of rental revenues is part of income from unconsolidated investments in the current period and are no longer treated as rental income (Refer to Note 2).

Expense

Property operating expenses decreased by $8.2 million to $7.3 million for the three months ended June 30, 2019 as compared to $15.5 million for the same period in 2018. The decrease in property operating expenses is primarily due to the deconsolidation of forty-nine residential apartment properties that were sold into the VAA Joint Venture during the fourth quarter of 2018 which resulted in a decrease in salary and related payroll expenses of $1.8 million, real estate taxes of $2.4 million, management fees paid to third parties of $0.7 million, and other general property operating and maintenance expenses of $3.3 million.

Depreciation and amortization decreased by $3.1 million to $3.4 million during the three months ended June 30, 2019 as compared to $6.5 million for the three months ended June 30, 2018. This decrease is primarily due to the deconsolidation of the residential apartments in connection with our previous sale and contribution of our interests to the VAA Joint Venture.

General and administrative expense was $4.1 million for the three months ended June 30, 2019 and $2.9 million for the same period in 2018. The increase of $1.2 million in general and administrative expenses is due primarily to increases in fees paid to our Advisors of $0.9 million, franchise taxes of $0.1 million, and professional fees of $0.2 million.

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Other income (expense)

Interest income was $6.5 million for the three months ended June 30, 2019, compared to $4.9 million for the same period in 2018. The increase of $1.6 million was due primarily to an increase of $1.5 million in interest on the receivables owed by our Advisors.

Other income was $3.4 million for the three months ended June 30, 2019, compared to $7.5 million for the same period in 2018. The decrease of $4.1 was due primarily to cash proceeds of $3.1 million received during the quarter ended June 30, 2019, from the collection of tax increment incentives related to infrastructure development work at Mercer Crossing, located in Farmers Branch, Texas, compared to insurance proceeds received during the second quarter of 2018 of approximately $6.6 million as a result of damages caused by a hurricane to one of our properties that was subsequently sold during the same quarter.

Mortgage and loan interest expense was $9.4 million for the three months ended June 30, 2019 as compared to $15.9 million for the same period in 2018. The decrease of $6.5 million is due to the deconsolidation of residential apartment properties into the VAA Joint Venture, which were encumbered by mortgage debt.

Foreign currency transaction was a loss of $2.3 million for the three months ended June 30, 2019 as compared to a gain of $5.9 million for the same period in 2018. The foreign currency loss is due primarily to a decrease in the exchange rate of our Israel New Shekels (NIS) denominated corporate bonds registered on the Tel-Aviv Stock Exchange. The exchange rate of the NIS to USD went from 3.63 at the beginning of the second quarter to an exchange rate of 3.58 at June 30, 2019. As of June 30, 2019, we have outstanding bonds of $159.4 million (or NIS 570 million) and accrued interest payable of approximately $2.8 million (or NIS 10.1 million).

Loss from unconsolidated investments was a net of $0.06 million for the three months ended June 30, 2019 as compared to earnings of $0.28 million for the three months ended June 30, 2018. The loss from unconsolidated investments during the second quarter just ended was driven primarily from our share in the losses reported by our VAA Joint Venture of $0.24 million (Refer to Note 2) offset by earnings from other unconsolidated investees of $0.17 million.

Loss from the sale of income-producing property increased for the three months ended June 30, 2019 as compared to the prior period. In the current period, we sold a multifamily residential property, located in Mary Ester, Florida for a sales price of $3.1 million and recorded a loss of $0.08 million. There were no apartment sales for the three months ended June 30, 2018.

Gain on land sales increased for the three months ended June 30, 2019 as compared to the prior period. In the current period, we sold 41.6 acres of land for an aggregate sales price of $7.6 million and recorded a gain of $2.5 million. There were no land sales for the three months ended June 30, 2018.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtvinvest.com.

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AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Rental and other property revenues (including $202 and $208 for the three months and $413 and $415 for the six months ended 2019 and 2018, respectively, from related parties)	$11,840	$31,607	$23,769	$62,690

Expenses:
Property operating expenses (including $246 and $231 for the three months ended and $504 and 458 for the six months ended 2019 and 2018, respectively, from related parties)	7,323	15,550	13,320	29,974
Depreciation and amortization	3,439	6,504	6,548	12,895
General and administrative (including $985 and $1,297 for the three months ended and $2,582 and $2,437 for the six months ended 2019 and 2018, respectively, from related parties)	4,127	2,954	6,732	5,295
Net income fee to related party	90	53	190	106
Advisory fee to related party	1,238	2,929	3,091	5,885
Total operating expenses	16,217	27,990	29,881	54,155
Net operating (loss) income	(4,377)	3,617	(6,112)	8,535
Other income (expenses):
Interest income (including $6,207 and $4,832 for the three months ended and $12,304 and $9,311 for the six months ended 2019 and 2018, respectively, from related parties)	6,505	4,882	12,658	9,991
Other income	3,364	7,537	7,031	9,438
Mortgage and loan interest (including $2,385 and $1,909 for the three months ended and $4,692 and $3,708 for the six months ended 2019 and 2018, respectively, from related parties)	(9,408)	(15,907)	(19,376)	(31,631)
Foreign currency transaction (loss) gain	(2,325)	5,889	(8,143)	7,645
Equity loss from VAA	(236)	—	(1,291)	—
Earnings from unconsolidated subsidiaries and investees	173	277	231	597
Total other (expenses) income	(1,927)	2,678	(8,890)	(3,960)
(Loss) income before gain on land sales, non-controlling interest, and taxes	(6,304)	6,295	(15,002)	4,575
Loss on sale of income producing properties	(80)	—	(80)	—
Gain on land sales	2,517	—	4,733	1,335
Net (loss) income from continuing operations before taxes	(3,867)	6,295	(10,349)	5,910
Net (loss) income from continuing operations	(3,867)	6,295	(10,349)	5,910
Net (loss) income	(3,867)	6,295	(10,349)	5,910
Net (income) loss attributable to non-controlling interest	1,089	(441)	1,424	(716)
Net (loss) income attributable to American Realty Investors, Inc.	(2,778)	5,854	(8,925)	5,194
Preferred dividend requirement	—	(225)	—	(450)
Net (loss) income applicable to common shares	$(2,778)	$5,629	$(8,925)	$4,744
(Loss) earnings per share - basic
Net (loss) income from continuing operations	$(0.17)	$0.35	$(0.56)	$0.30

(Loss) earnings per share - diluted
Net (loss) income from continuing operations	$(0.17)	$0.34	$(0.56)	$0.28

Weighted average common shares used in computing earnings per share	15,997,076	15,997,076	15,997,076	15,967,740
Weighted average common shares used in computing diluted earnings per share	15,997,076	16,682,753	15,997,076	16,653,417

Amounts attributable to American Realty Investors, Inc.
Net (loss) income from continuing operations	$(2,778)	$5,854	$(8,925)	$5,194
Net (loss) income applicable to American Realty Investors, Inc.	$(2,778)	$5,854	$(8,925)	$5,194

The accompanying notes are an integral part of these consolidated financial statements.

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AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$450,143	$455,993
Real estate subject to sales contracts at cost	1,626	3,149
Real estate held for sale at cost, net of depreciation	14,737	—
Less accumulated depreciation	(83,084)	(78,099)
Total real estate	383,422	381,043

Notes and interest receivable (including $106,102 in 2019 and $105,803 in 2018 from related parties)	173,851	140,327
Less allowance for estimated losses (including $14,269 in 2019 and 2018 from related parties)	(14,269)	(14,269)
Total notes and interest receivable	159,582	126,058

Cash and cash equivalents	37,644	36,428
Restricted cash	44,603	70,187
Investment in VAA	67,078	68,399
Investment in other unconsolidated investees	7,833	7,602
Receivable from related party	61,676	70,377
Other assets	55,715	66,055
Total assets	$817,553	$826,149

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$293,079	$286,968
Bond and interest payable	157,328	158,574
Deferred revenue (including $30,188 in 2019 and $33,904 in 2018 to related parties)	30,188	33,904
Accounts payable and other liabilities (including $11,363 in 2019 and $9,984 in 2018 to related parties)	26,292	25,576
Total liabilities	506,887	505,022

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued 1,800,614 and outstanding 614 in 2019 and 2018 (liquidation preference $10 per share), including 1,800,000 shares held by ARL and its subsidiaries in 2019 and 2018.	5	5
Common stock, $0.01 par value, 100,000,000 shares authorized; 16,412,861 shares issued and 15,997,076 outstanding as of 2019 and 2018 , including 140,000 shares held by TCI (consolidated) in 2019 and 2018.	164	164
Treasury stock at cost; 415,785 shares in 2019 and 2018, and 140,000 shares held by TCI (consolidated) as of 2019 and 2018.	(6,395)	(6,395)
Paid-in capital	84,773	84,885
Retained earnings	170,741	179,666
Total American Realty Investors, Inc. shareholders' equity	249,288	258,325
Non-controlling interest	61,378	62,802
Total shareholders' equity	310,666	321,127
Total liabilities and shareholders' equity	$817,553	$826,149

The accompanying notes are an integral part of these consolidated financial statements.